Exhibit 99.(a)(1)(F)

SUPPLEMENT TO OFFER TO PURCHASE FOR CASH

by Sunstone Hotel Investors, Inc.

of

Up to 6,200,000 Shares of its Common Stock

At a Per Share Purchase Price Not Less Than $16.75 nor Greater Than $19.25

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, ON FRIDAY, JUNE 27, 2008, UNLESS THE OFFER IS EXTENDED.

On June 2, 2008, Sunstone Hotel Investors, Inc., a Maryland corporation (the “Company”, “we” or “us”), commenced its offer to purchase up to 6,200,000 shares of its common stock, par value $0.01 per share (“Common Stock”), at a per share price of not less than $18.65 nor greater than $21.15, net to the seller in cash, less any applicable withholding taxes and without interest, subject to the terms and conditions set forth in the Offer to Purchase, dated June 2, 2008 (the “Original Offer to Purchase”) and the related Letter of Transmittal (the “Original Letter of Transmittal”). Unless the context requires otherwise, all references in this Supplement to “shares” refer to shares of Common Stock.

The Company, by this Supplement to Offer to Purchase (this “Supplement”, together with the Original Offer to Purchase, the “Offer to Purchase”), amends and supplements the Original Offer to Purchase. The Offer to Purchase, together with the Amended Letter of Transmittal, each as amended or supplemented and as may be further amended or supplemented from time to time, constitutes the “Offer”.

The Company has reduced the purchase price at which stockholders may tender their shares in the Offer to a per share price not less than $16.75 nor greater than $19.25, net to the seller in cash, less any applicable withholding taxes and without interest. The Offer has also been amended to provide that it no longer also constitutes an offer to purchase the Company’s Series C Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share (“Series C Preferred”). Accordingly, the holder of Series C Preferred may not participate in the Offer except by converting shares of Series C Preferred into Common Stock and tendering such Common Stock. Neither the maximum number of shares to be purchased in the Offer nor the expiration time of the Offer has been changed. The Offer is scheduled to expire at 12:00 midnight, New York City time, on Friday, June 27, 2008.

We will select the lowest price per share (the “Purchase Price”) that will enable us to purchase 6,200,000 shares or, if a lesser number of shares are validly tendered, all shares that are validly tendered and not validly withdrawn. All shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether a stockholder has validly tendered shares at a lower price.

Tenders of shares, Letters of Transmittal, Notices of Guaranteed Delivery and Instructions to banks, brokers, dealers, trust companies or other nominees, previously submitted in connection with the Original Offer to Purchase are no longer effective, subject to a limited exception for certain previous tenders described below.

Subject to certain limitations and legal requirements, we reserve the right, in our sole discretion, to purchase more than 6,200,000 shares pursuant to the Offer.

The Offer is not conditioned upon the receipt of financing or a minimum number of shares being tendered. The Offer is, however, subject to other conditions. See Section 7, “Conditions of the Offer”, of the Original Offer to Purchase, as supplemented herein.

The shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “SHO”. On June 13, 2008, the last full trading day before we announced the reduction in the purchase price of the Offer, the closing price of the Common Stock on the NYSE was $18.52 per share. You should obtain current market quotations for the Common Stock before deciding whether to participate in the Offer.

Questions and requests for assistance should be directed to D.F. King & Co., Inc., the Information Agent for the Offer, or to J.P. Morgan Securities Inc., the Dealer Manager for the Offer, at their respective addresses and telephone numbers set forth on the back cover page of this Supplement. Requests for additional copies of this Supplement, the Original Offer to Purchase, the Amended Letter of Transmittal or the Amended Notice of Guaranteed Delivery should be directed to the Information Agent.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Offer is:

J.P. Morgan Securities Inc.

Supplement to Offer to Purchase dated June 16, 2008

IMPORTANT

Our Board of Directors (our “Board”) has approved the Offer. However, none of the Company, our Board, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender them. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Supplement, the Original Offer to Purchase and the Amended Letter of Transmittal, including our reasons for making the Offer, and consult with your banker, broker or other financial advisor.

Our directors and executive officers have advised us that they do not intend to tender any shares owned by them in the Offer.

The following amendments and supplements to the information contained in the Original Offer to Purchase are keyed to the headings in the Original Offer to Purchase. Stockholders should read the Original Offer to Purchase and the Amended Letter of Transmittal in conjunction with this Supplement in considering whether to tender their shares. Terms defined in the Original Offer to Purchase and used in this Supplement but not otherwise defined in this Supplement have the meanings assigned to them in the Original Offer to Purchase.

Steps to be Taken by Stockholders

What steps you should take in response to this Supplement depend on (1) whether you have previously tendered shares (or instructed a bank, broker, dealer, trust company or other nominee to tender your shares) in the Offer and (2) whether you desire to participate in the Offer, in each case as described below.

Stockholders Who Have Not Previously Tendered Shares

If your shares are not currently tendered and you wish to tender all or any portion of your shares in the Offer, you must do one of the following before the Offer expires:

•

if your shares are registered in the name of a bank, broker, dealer, trust company or other nominee, contact the nominee and instruct the nominee to tender your shares for you at the incremental price that you determine in the specified range, as amended;

•

if you hold certificates in your own name, complete and sign an Amended Letter of Transmittal (blue), according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Amended Letter of Transmittal, to American Stock Transfer & Trust Company, the depositary for the Offer (the “Depositary”), at one of its addresses shown on the Amended Letter of Transmittal; or

•

if you are an institution participating in The Depository Trust Company, tender your shares according to the procedures for book-entry transfer described in Section 3, “Procedures for Tendering Shares”, of the Original Offer to Purchase.

See Section 3, “Procedures for Tendering Shares”, of the Original Offer to Purchase for additional details.

If your shares are not currently tendered and you do not wish to tender all or any portion of your shares, you do not need to take any action in response to this Supplement.

Stockholders Who Have Previously Tendered Shares and Who Wish to Participate in the Offer

Tenders of shares, Letters of Transmittal (yellow), Notices of Guaranteed Delivery (gray) and Instruction Forms to banks, brokers, dealers, trust companies or other nominees (cream), previously submitted in connection with the Original Offer to Purchase, are no longer effective, subject to the following limited exception.

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Stockholders who have already tendered shares under the Original Offer to Purchase and checked the box captioned “Shares Tendered at Price Determined Pursuant to the Offer” in the Original Letter of Transmittal or in the instruction form provided to them by a bank, broker, dealer, trust company or other nominee, and who do not wish to change that direction, do NOT need to take any action in response to this Supplement. Such stockholders should understand, however, that their tendered shares could now be purchased in the Offer at a price as low as $16.75 per share.

If you desire to tender all or any portion of your shares in the Offer but you do not meet the limited exception described above because you (i) have already tendered shares and checked an incremental purchase price in the box captioned “Shares Tendered at Price Determined by Stockholder” in the Original Letter of Transmittal or the instruction form provided to you by a bank, broker, dealer, trust company or other nominee or (ii) have already tendered shares and checked the box captioned “Shares Tendered at Price Determined Pursuant to the Offer” in the Original Letter of Transmittal or the instruction form provided to you by a bank, broker, dealer, trust company or other nominee and wish to change that direction, you must withdraw your shares and resubmit them with your new directions in accordance with the appropriate instructions described above.

Stockholders Who Have Previously Tendered Shares and Do Not Wish to Participate in the Offer

If you previously tendered your shares and checked an incremental purchase price in the box captioned “Shares Tendered at Price Determined by Stockholder” in the Original Letter of Transmittal or in the instruction form provided to you by a bank, broker, dealer, trust company or other nominee and now no longer wish to participate in the Offer, you do not need to take any action in response to this Supplement and your previously tendered shares will be returned to you at the Company’s expense promptly following the expiration of the Offer.

If you previously tendered shares and checked the box captioned “Shares Tendered at Price Determined Pursuant to the Offer” in the Original Letter of Transmittal or in the instruction form provided to you by a bank, broker, dealer, trust company or other nominee and no longer wish to participate in the Offer, you must withdraw your shares in accordance with the instructions set forth in Section 4, “Withdrawal Rights”, of the Original Offer to Purchase.

General

If you want to tender your shares, but (a) the certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer, (b) you cannot comply with the procedure for book-entry transfer by the expiration of the Offer, or (c) your other required documents cannot be delivered to the Depositary by the expiration of the Offer, you can still tender your shares if you comply with the guaranteed delivery procedures described in Section 3, “Procedures for Tendering Shares”, of the Original Offer to Purchase (including delivery of an Amended Notice of Guaranteed Delivery (cream)).

If you wish to maximize the chance that your shares will be purchased, you should indicate that you are tendering your shares at the Purchase Price determined pursuant to the Offer. You should understand, however, that for purposes of calculating the Purchase Price, shares tendered in this manner will be deemed tendered at the low end of the range. As a result, this election may lower the Purchase Price for all shares purchased in the Offer and could result in your shares being purchased at the amended minimum per share price of $16.75. The lower end of the price range for the Offer is below the lower end of the price range initially set for the Offer and below the closing market price for the shares on June 13, 2008, the last full trading day prior to the announcement of the reduction in the purchase price of the Offer, when the closing market price on the NYSE was $18.52.

If your previous tender is no longer valid (that is, if you have tendered your shares but did not check the box captioned “Shares Tendered at Price Determined Pursuant to the Offer”) and you have not taken action to withdraw your previous tender in accordance with the instructions described in Section 4, “Withdrawal Rights”, of the Original Offer to Purchase, your shares will be returned to you at the Company’s expense promptly after the expiration of the Offer. If (a) your previous tender is no longer valid (that is, if you have tendered your shares but did not check the box captioned “Shares Tendered at Price Determined Pursuant to Offer”) and you have taken action to withdraw your previous tender in accordance with the instructions described in Section 4, “Withdrawal Rights”, of the Original Offer to Purchase, or (b) your previous tender is valid (that is, if you have already tendered shares under the Original Offer to Purchase and checked the box captioned “Shares Tendered at Price Determined Pursuant to the Offer”) and you have taken action to withdraw your previous tender in accordance with the instructions described in Section 4, “Withdrawal Rights”, of the Original Offer to Purchase, your previously tendered shares will be returned to you at the Company’s expense as promptly as practicable. Stockholders wishing to re-tender their shares in the Offer as amended are urged to take action to withdraw their previous tenders as soon as possible to allow sufficient time for the return and re-tender of their shares.

We are not making the Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of us by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained in the Original Offer to Purchase, as amended and supplemented by this Supplement, the Amended Letter of Transmittal or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in the Original Offer to Purchase, as amended and supplemented by this Supplement, or the Amended Letter of Transmittal. If anyone makes any recommendation or representation, or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us, the Dealer Manager, the Information Agent or the Depositary.

Except as otherwise set forth in this Supplement or the Amended Letter of Transmittal, the terms and conditions set forth in the Original Offer to Purchase and the Original Letter of Transmittal remain applicable in all respects. To the extent that any information or amendment contained in this Supplement is inconsistent with the information in the Original Offer to Purchase, the information and amendments set forth in this Supplement shall control.

The Offer is hereby amended and supplemented as follows:

All references in the Original Offer to Purchase and in the related tender offer documents to the price range for the Offer or the price at which we are offering to purchase shares now mean a per share price of not less than $16.75 nor greater than $19.25, net to the seller in cash, less any applicable withholding taxes and without interest. All references to the minimum per share price in the Offer (previously $18.65) now mean a minimum per share price of $16.75 and all references to the maximum per share price in the Offer (previously $21.15) now mean a maximum per share price of $19.25. All references to the aggregate purchase price assuming a purchase price at the minimum price in the Offer now mean an aggregate purchase price of $103.9 million and all references to the aggregate purchase price assuming a purchase price at the maximum price in the Offer now mean an aggregate purchase price of $119.4 million.

All references to the Letter of Transmittal and the Notice of Guaranteed Delivery now mean the Amended Letter of Transmittal and the Amended Notice of Guaranteed Delivery, respectively.

The Offer no longer also constitutes an offer to purchase Series C Preferred. The Company and the one holder of shares of Series C Preferred have agreed that, in the event the holder of Series C Preferred elects to participate in the Offer, such holder will first convert its shares of Series C Preferred into shares of Common Stock and then tender such shares of Common Stock. The Series C Preferred is currently convertible at the rate of one share of Common Stock for each share of Series C Preferred. Accordingly, all references in the Original Offer to Purchase and related documents to (1) the Offer also constituting an offer to purchase Series C Preferred or to (2) proration of tendered securities including shares of Series C Preferred on the basis of the underlying shares of Common Stock are removed.

In addition to the changes to the information included in the Original Offer to Purchase described above in this Supplement, the information in the Original Offer to Purchase is subject to the following, which amends and supplements such information as described below.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights the material terms of the Offer, but you should realize that it does not describe all of the details of the Offer to the same extent described elsewhere in this Supplement, the Original Offer to Purchase and the Amended Letter of Transmittal. We urge you to read the Original Offer to Purchase, as amended and supplemented by this Supplement, and the Amended Letter of Transmittal in their entirety because they contain the full details of the Offer. Where helpful, we have included references to the sections of the Original Offer to Purchase where you will find a more complete discussion.

What will be the price for the shares and what will be the form of payment?

We are conducting the Offer for the shares through a procedure commonly called a modified “Dutch auction”. This procedure enables you to select the price (in multiples of $0.25), within a price range specified by us, at which you are willing to sell your shares. The price range for the Offer is $16.75 to $19.25 per share. We changed the price range for the Offer from the range stated in the Original Offer to Purchase in response to current conditions in the equity markets.

Upon the terms and subject to the conditions of the Offer, we will select the lowest Purchase Price that will enable us to purchase 6,200,000 shares or, if a lesser number of shares are validly tendered, all shares that are validly tendered and not validly withdrawn. No shares tendered at a price above the Purchase Price will be purchased in the Offer. All shares we purchase will be purchased at the same Purchase Price, even if you have tendered at a lower price. If you wish to maximize the chance that your shares will be purchased, you should check the box of the section of the Amended Letter of Transmittal indicating that you are tendering your shares at the Purchase Price determined pursuant to the Offer. You should understand, however, that for purposes of calculating the Purchase Price, shares tendered in this manner will be deemed tendered at the low end of the range. As a result, this election may lower the Purchase Price for all shares purchased in the Offer and could result in your shares being purchased at the amended minimum Purchase Price of $16.75 per share. The lower end of the price range for the Offer is below the lower end of the price range initially set for the Offer and below the closing market price for the shares on June 13, 2008, the last full trading day prior to the announcement of the reduction in the purchase price of the Offer, when the closing market price on the NYSE was $18.52.

If your shares are purchased in the Offer, we will pay you the Purchase Price, in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the Offer. See Section 1, “Number of Shares; Expiration Time; Priority of Purchases; Proration; Odd Lots” and Section 5, “Purchase of Shares and Payment of Purchase Price” of the Original Offer to Purchase.

Has the Offer been amended in any respect other than to change the price range?

Yes. In addition to the change in price range, the Offer has been amended to provide that the Offer no longer also constitutes an offer to purchase Series C Preferred. The Company and the one holder of shares of Series C Preferred have agreed that, in the event the holder of Series C Preferred elects to participate in the Offer, such holder will first convert its shares of Series C Preferred into shares of Common Stock and then tender such shares of Common Stock. The Series C Preferred is currently convertible at the rate of one share of Common Stock for each share of Series C Preferred. Accordingly, all references in the Original Offer to Purchase and related documents to (1) the Offer also constituting an offer to purchase Series C Preferred or to (2) proration of tendered securities including shares of Series C Preferred on the basis of the underlying shares of Common Stock are removed.

Furthermore, the Offer has been amended to change one of the conditions of the Offer. As amended, our obligation to accept and pay for tendered shares depends upon a number of conditions that must be satisfied or waived prior to the expiration of the Offer, including that there shall not have been a decrease or increase in excess of 10% in the market price for shares of our Common Stock or in the Dow Jones Industrial Average, the NYSE Composite Index or the S&P 500 Composite Index since June 13, 2008 (originally May 30, 2008).

Has the Offer period been extended? Can the Offer be extended?

The Offer period has not been extended to date and will expire on Friday, June 27, 2008, at 12:00 midnight, New York City time, unless we extend it (such date and time, as the same may be extended, the “Expiration Time”). See Section 1, “Number of Shares; Expiration Time; Priority of Purchases; Proration; Odd Lots” of the Original Offer to Purchase. If a bank, broker, dealer, trust company or other nominee holds your shares, it is likely that such nominee has an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact your bank, broker, dealer, trust company or other nominee promptly to find out their deadline.

However, we may choose to extend the Offer for any reason, subject to applicable laws. See Section 15, “Extension of the Offer; Termination; Amendment” of the Original Offer to Purchase. We cannot assure you that we will extend the Offer or how long any extension may last. If we extend the Offer, we will delay the acceptance of any shares that have been validly tendered and not validly withdrawn. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances, in each case, subject to applicable laws. See Section 7, “Conditions of the Offer” and Section 15, “Extension of the Offer; Termination; Amendment” of the Original Offer to Purchase.

How will I be notified if the Company extends the Offer or further amends the terms of the Offer?

We will issue a press release by 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the Offer if we decide to extend the Offer. If we decide to further amend the Offer, we may do so at any time and from time to time by making a public announcement of the amendment. See Section 15, “Extension of the Offer; Termination; Amendment” of the Original Offer to Purchase.

How do I tender my shares?

Stockholders Who Have Not Previously Tendered Shares

If your shares are not currently tendered and you wish to tender all or any portion of your shares in the Offer, you must do one of the following before the Offer expires:

•

if your shares are registered in the name of a bank, broker, dealer, trust company or other nominee, contact the nominee and instruct the nominee to tender your shares for you at the incremental price that you determine in the specified range, as amended;

•

if you hold certificates in your own name, complete and sign an Amended Letter of Transmittal (blue), according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Amended Letter of Transmittal, to the Depositary at one of its addresses shown on the Amended Letter of Transmittal; or

•

if you are an institution participating in The Depository Trust Company, tender your shares according to the procedures for book-entry transfer described in Section 3, “Procedures for Tendering Shares”, of the Original Offer to Purchase.

See Section 3, “Procedures for Tendering Shares”, of the Original Offer to Purchase for additional details.

If your shares are not currently tendered and you do not wish to tender all or any portion of your shares, you do not need to take any action in response to this Supplement.

Stockholders Who Have Previously Tendered Shares

Tenders of shares, Letters of Transmittal (yellow), Notices of Guaranteed Delivery (gray) and Instruction Forms to banks, brokers, dealers, trust companies or other nominees (cream), previously submitted in connection with the Original Offer to Purchase, are no longer effective, subject to the following limited exception.

Stockholders who have already tendered shares under the Original Offer to Purchase and checked the box captioned “Shares Tendered at Price Determined Pursuant to the Offer” in the Original Letter of Transmittal or in the instruction form provided to them by a bank, broker, dealer, trust company or other nominee, and who do not wish to change that direction, do NOT need to take any action in response to this Supplement. Such stockholders should understand, however, that their tendered shares could now be purchased in the Offer at a price as low as $16.75 per share.

If you desire to tender all or any portion of your shares in the Offer but you do not meet the limited exception described above because you (i) have already tendered shares and checked an incremental purchase price in the box captioned “Shares Tendered at Price Determined by Stockholder” in the Original Letter of Transmittal or the instruction form provided to you by a bank, broker, dealer, trust company or other nominee or (ii) have already tendered shares and checked the box captioned “Shares Tendered at Price Determined Pursuant to the Offer” in the Original Letter of Transmittal or the instruction form provided to you by a bank, broker, dealer, trust company or other nominee and wish to change that direction, you must withdraw your shares in accordance with the instructions set forth in Section 4, “Withdrawal Rights”, of the Original Offer to Purchase and resubmit them with your new directions in accordance with the appropriate instructions described in Section 3, “Procedures for Tendering Shares”, in the Original Offer to Purchase. Stockholders wishing to re-tender their shares in the Offer as amended are urged to take action to withdraw their previous tenders as soon as possible to allow sufficient time for the return and re-tender of their shares.

If you want to tender your shares, but:

•	the certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer;

•	you cannot comply with the procedure for book-entry transfer by the expiration of the Offer; or

•	your other required documents cannot be delivered to the Depositary by the expiration of the Offer,

you can still tender your shares if you comply with the guaranteed delivery procedures described in Section 3, “Procedures for Tendering Shares” of the Original Offer to Purchase (including delivery of an Amended Notice of Guaranteed Delivery (cream)).

If you wish to maximize the chance that your shares will be purchased in the Offer, you should check the box in the section of the Amended Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” If you agree to accept the purchase price determined pursuant to the Offer, your shares will be deemed to be tendered at the minimum price of $16.75 per share. You should understand that this election may lower the purchase price paid for all shares in the Offer and could result in your shares being purchased at the minimum per share price of $16.75.

You may contact the Information Agent or the Dealer Manager for assistance. The contact information for the Information Agent and the Dealer Manager appears on the back cover page of this Supplement. See Section 3, “Procedures for Tendering Shares” of the Original Offer to Purchase and the Instructions to the Amended Letter of Transmittal.

Once I have tendered shares in the Offer, can I withdraw my tender?

You may withdraw any shares you have tendered at any time before 12:00 midnight, New York City time, on the date the Offer expires. The Offer will expire on Friday, June 27, 2008, unless we extend it. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 12:00 midnight, New York City time, on Monday, July 28, 2008. See Section 4, “Withdrawal Rights” of the Original Offer to Purchase.

How do I withdraw shares I previously tendered?

To withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the shares. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3, “Procedures for Tendering Shares”. See Section 4, “Withdrawal Rights” of the Original Offer to Purchase, as supplemented hereby.

If I no longer wish to participate in the Offer, do I need to submit a notice of withdrawal for shares I previously tendered under the Original Offer to Purchase?

If you previously tendered shares by completing and returning the Original Letter of Transmittal or the instruction form provided by a bank, broker, dealer, trust company or other nominee, and checking the box captioned “Shares Tendered at Price Determined Pursuant to the Offer”, your tender is still valid. If you no longer wish to participate in the Offer, you must take steps to withdraw your previous tender by procedures described in Section 4, “Withdrawal Rights”, of the Original Offer to Purchase, as amended and supplemented hereby.

However, if you previously tendered shares by completing and returning the Original Letter of Transmittal or the instruction form provided by a bank, broker, dealer, trust company or other nominee, and did not check the box captioned “Shares Tendered at Price Determined Pursuant to the Offer”, your tender is no longer valid, and no further action is necessary to retain your shares. Your previously tendered shares will be returned to you at the Company’s expense promptly following the expiration of the Offer. See Section 4, “Withdrawal Rights” of the Original Offer to Purchase, as amended and supplemented hereby.

If I decide not to tender, how will the Offer affect my shares?

If you choose not to tender your shares in the Offer, you will own a greater percentage interest in our outstanding Common Stock following the consummation of the Offer. The completion of the Offer may require anti-dilution adjustments pursuant to the terms of the Series C Preferred and the 4.60% Exchangeable Senior Notes due 2027 issued by Sunstone Hotel Partnership, LLC and guaranteed by us and certain of our subsidiaries, as result of which such securities may become convertible or exchangeable, as the case may be, into a larger number of shares than was the case prior to the completion of the Offer.

What is the recent market price of my shares?

On May 30, 2008, the last full trading day before we commenced the Offer, the closing price of the shares on the NYSE was $19.25 per share. On June 13, 2008, the last full trading day before we announced the reduction of the purchase price of the Offer, the closing price of the shares on the NYSE was $18.52 per share. You are urged to obtain current market quotations for the Common Stock before deciding whether and, if so, at what price or prices, to tender your shares. See Section 8, “Price Range of the Shares” of the Original Offer to Purchase.

If I tender my shares, will I still receive the dividend payable on July 15, 2008?

Yes. On May 8, 2008, the Company declared a dividend of $0.35 per share of Common Stock, payable on July 15, 2008, to its holders of Common Stock of record on June 30, 2008. If you are a holder of the Company’s Common Stock on June 30, 2008, even if you have tendered any or all of your shares in the Offer, you will receive the dividend with respect to your tendered shares on the designated payment date by the Company. While the Offer is scheduled to expire on June 27, 2008, holders of shares purchased in the Offer will not cease to be record holders of such shares until payment for the purchased shares which will not occur until after June 30, 2008. See Section 8, “Price Range of Shares; Dividends” of the Original Offer to Purchase.

Who can I talk to if I have questions?

If you have any questions regarding the Offer, please contact the Information Agent for the Offer, D.F. King & Co., Inc., by calling (212) 269-5550 (banks & brokers) or (800) 735-3107 (all others), or the Dealer Manager for the Offer, J.P. Morgan Securities Inc. by calling (877) 371-5947. Additional contact information for the Information Agent and the Dealer Manager is set forth on the back cover page of this Supplement.

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THE OFFER

1. Purpose of the Offer; Certain Effects of the Offer; Other Plans

Section 2 of the Original Offer to Purchase is hereby amended and supplemented by replacing the second sentence of the first full paragraph on page 7 of the Original Offer to Purchase with the following:

“At March 31, 2008, on a pro forma basis after giving effect to the Offer and assuming we borrow the full amount of the consideration to finance the Offer, and assuming the purchase by us of 6,200,000 shares at the Purchase Price of $18.00 per share (the mid-point of the amended Dutch auction price range), we would have had approximately $1,831 million of long-term debt outstanding and stockholders’ equity of approximately $947 million.”

2. Procedures for Tendering Shares

Section 3 of the Original Offer to Purchase is hereby amended and supplemented by adding the following to the end of such Section 3:

“Tenders of shares, Letters of Transmittal, Notices of Guaranteed Delivery and Instructions to banks, brokers, dealers, trust companies or other nominees submitted in connection with the Original Offer to Purchase are no longer effective, subject to a limited exception for certain previous tenders described below.

Stockholders who have already tendered shares under the Original Offer to Purchase and checked the box captioned “Shares Tendered at Price Determined Pursuant to the Offer” in the Original Letter of Transmittal or in the instruction form provided to them by a bank, broker, dealer, trust company or other nominee, and who do not wish to change that direction, do NOT need to take any action in response to the Supplement to Offer to Purchase dated June 16, 2008. Such stockholders should understand, however, that their tendered shares could now be purchased in the Offer at a price as low as $16.75 per share.”

3. Withdrawal Rights

Section 4 of the Original Offer to Purchase is hereby amended and supplemented by adding the following to the end of such Section 4:

“Subject to the exception set forth in the Supplement to Offer to Purchase, dated June 16, 2008, tenders of shares under this Offer to Purchase are no longer effective, and a notice of withdrawal is not required if the tendering stockholders no longer wish to participate in the Offer. If such stockholders wish to continue to participate in the Offer, they must withdraw their previously tendered shares in accordance with the procedures described in Section 4, “Withdrawal Rights”, and resubmit them with their new directions in accordance with the appropriate instructions described in Section 3, “Procedures for Tendering Shares”.

If your previous tender remains valid (that is, if you have already tendered shares under the Original Offer to Purchase and checked the box captioned “Shares Tendered at Price Determined Pursuant to the Offer” in the Original Letter of Transmittal or in the instruction form provided to you by a bank, broker, dealer, trust company or other nominee) but you wish to change your directions, you must withdraw your shares and resubmit them with your new directions in accordance with the appropriate instructions described in Section 3, “Procedures for Tendering Shares”.”

4. Conditions of the Offer

Section 7 of the Original Offer to Purchase is hereby amended and supplemented by replacing the fifth bullet point on page 15 of the Original Offer to Purchase in its entirety with the following:

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a decrease or increase in excess of 10% in the market price for our Common Stock or in the Dow Jones Industrial Average, the NYSE Composite Index or the S&P 500 Composite Index since June 13, 2008; or”

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5. Price Range of the Shares; Dividends

Section 8 of the Original Offer to Purchase is hereby amended and supplemented as follows:

(a)	The last row of the table on page 17 of the Original Offer to Purchase is hereby amended by replacing such row in its entirety with the following:

“Second Quarter (through June 13, 2008)	$20.94	$16.96	$0.35”

(b)	The first full paragraph on page 17 of the Original Offer to Purchase is hereby amended by inserting the following sentence between the first and the last sentence of such paragraph:

“On June 13, 2008, the last full trading day before the announcement of the reduction in the purchase price of the Offer, the closing price of the Common Stock on the NYSE was $18.52.”

You should only rely on the information contained in this document or in other documents to which we have referred you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Offer or as to the price or prices at which you may choose to tender your shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Supplement, the Original Offer to Purchase or the Amended Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Dealer Manager or the Information Agent or the Depositary.

SUNSTONE HOTEL INVESTORS, INC.

June 16, 2008

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Facsimile copies of the Amended Letter of Transmittal, validly completed and duly executed, will be accepted. The Amended Letter of Transmittal, certificates representing shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

If delivering by mail:	If delivering by hand or courier:

American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Delivery of the Amended Letter of Transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

Questions and requests for assistance should be directed to the Information Agent or to the Dealer Manager for this Offer at their respective addresses and telephone numbers set forth on this page. Requests for additional copies of this Supplement, the Original Offer to Purchase, the Amended Letter of Transmittal or the Amended Notice of Guaranteed Delivery should be directed to the Information Agent.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

(212) 269-5550 (Banks & Brokers)

(800) 735-3107 (All Others)

The Dealer Manager for the Offer is:

277 Park Avenue, 9th Floor

New York, New York 10172

Call Toll-Free: (877) 371-5947